Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Reports Record Fourth Quarter

and Full Year 2011 Financial Results

DENVER—February 28, 2012—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported record quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $88.4 million for the three months ended December 31, 2011, and $332.8 million for the year ended December 31, 2011. Distributable cash flow for the three months and year ended December 31, 2011, represents distribution coverage of 121 percent and 138 percent, respectively. As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF. A reconciliation of DCF to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported record Adjusted EBITDA of $128.2 million for the three months ended December 31, 2011, and $451.4 million for the year ended December 31, 2011. MarkWest believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations. A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported income (loss) before provision for income tax for the three months and year ended December 31, 2011, of $ (74.5) million and $119.9 million, respectively. Income before provision for income tax includes non-cash gains (losses) associated with the change in fair value of derivative instruments of $(102.4) million and $0.3 million for the three months and year ended December 31, 2011, respectively, and costs associated with the redemption of debt of $(35.5) million and $(79.0) million for the three months and year ended December 31, 2011, respectively. Excluding these items, income before provision for income tax for the three months and year ended December 31, 2011, would have been $63.4 million and $198.6 million, respectively.

“Our record distributable cash flow for the fourth quarter and full year allowed us to deliver year-over-year distribution growth of nearly 17 percent while maintaining a coverage ratio of approximately 1.4 times for the full year,” said Frank Semple, Chairman, President and Chief Executive Officer. “It was an exciting end to an extraordinary year with the completion of the Marcellus Liberty acquisition and the announcement of our Utica joint venture with The Energy and Minerals Group.  We look forward to another year of continued growth and strong performance for our unitholders.”

BUSINESS HIGHLIGHTS

Capital Markets

•                  During the fourth quarter 2011, the Partnership completed two common unit equity offerings of 16.5 million common units, which includes the January 2012 exercise of the underwriters’ over-allotment option related to the December 2011 equity offering. The net proceeds of approximately $810 million were used to fund a portion of the acquisition of all of the interests in MarkWest Liberty Midstream & Resources, L.L.C. (MarkWest Liberty) previously held by an affiliate of The Energy & Minerals Group (EMG), to repay amounts outstanding under its revolving credit facility, and to fund its ongoing capital expenditure program.

•                  On November 3, 2011, the Partnership completed a public offering of $700 million aggregate principal amount of 6.25% senior unsecured notes due 2022 issued at par.  The aggregate net proceeds of approximately $688 million were used to fund the repurchase of approximately $253 million in aggregate principal amount of its outstanding 8.75% senior notes due 2018. All remaining net proceeds were used to fund its ongoing capital expenditure program.

•                  On December 29, 2011, the Partnership executed a $150 million increase to its senior secured revolving credit facility, increasing total borrowing capacity to $900 million.  The maturity date of the credit facility remains September 2016.

Business Development

•                  Liberty — In October 2011, MarkWest Liberty entered into definitive agreements with subsidiaries of Magnum Hunter Resources Corporation to provide long-term midstream processing and related services in the liquids-rich area of the Marcellus Shale in northern West Virginia. MarkWest Liberty will install a 200 million cubic feet per day (MMcf/d) cryogenic natural gas processing plant at its Mobley processing complex in West Virginia.  When combined with the 120 MMcf/d Mobley I plant currently under construction, MarkWest Liberty expects to operate 320 MMcf/d of cryogenic processing capacity at its Mobley complex by the second half of 2012.  The natural gas liquids (NGL) recovered at the Mobley complex will be transported via a newly constructed liquids pipeline to MarkWest Liberty’s fractionation, storage, and marketing complex in Houston, Pennsylvania.

•                  In December 2011, MarkWest announced the closing of the acquisition of the 49 percent interest in MarkWest Liberty held by an affiliate of EMG. The acquisition consideration included $994 million of cash and the issuance of approximately 19.95 million unregistered MWE Class B Units to EMG. MarkWest expects that on a DCF per unit basis, the acquisition is immediately accretive in 2012 and up to 6 percent accretive in 2013 and beyond.

•                  Liberty — In January 2012, MarkWest Liberty announced significant expansion projects to serve producer customers in the hydrocarbon-rich area of the Marcellus Shale, including a 400 MMcf/d expansion of its Majorsville, West Virginia processing complex, which would bring the total cryogenic processing capacity at Majorsville to 670 MMcf/d.  The Majorsville expansion is expected to come online in 2013, and will be supported by long-term agreements with CONSOL Energy, Noble Energy, and Range Resources. When these expansions come online, MarkWest will operate more than 1.5 billion cubic feet per day of processing capacity in the rich-gas corridor of the Marcellus.

MarkWest Liberty is also expanding its Marcellus NGL infrastructure with the construction of new de-ethanization capacity at its Houston and Majorsville complexes and the installation of a large purity ethane pipeline between its Majorsville and Houston processing complexes.  In 2011, MarkWest announced the construction of two de-ethanization facilities with the combined capacity to produce up to 75,000 barrels per day (Bbl/d) of purity ethane by mid-2013.  In order to accommodate increasing liquids-rich production from its producer customers, MarkWest is planning to construct a third de-ethanization facility that will increase production capacity of purity ethane to 115,000 Bbl/d by 2014.  The first phase of ethane production capacity of 75,000 Bbl/d and the purity ethane pipeline are expected to come online in mid-2013 in conjunction with the completion of Mariner West, a pipeline project jointly developed by MarkWest and Sunoco Logistics L.P. (NYSE: SXL) to deliver Marcellus ethane to petrochemical markets in Sarnia, Ontario, Canada.

•                  Utica — In January 2012, MarkWest Utica EMG, L.L.C. (MarkWest Utica), a joint venture between MarkWest and EMG focused on the development of significant natural gas processing and NGL fractionation, transportation, and marketing infrastructure in the Utica shale in eastern Ohio, and MarkWest Liberty announced the first phase of their Utica Shale development plan including two new processing complexes and 100,000 Bbl/d of fractionation, storage, and marketing capacity.  The initial processing and fractionation complex in Harrison County is expected to begin initial operations in mid-2013. MarkWest is finalizing the design capacity and the location of the second processing complex, which is also expected to begin operations in 2013. Both processing complexes would be connected via an NGL gathering system to the Harrison County fractionation facilities. The Harrison fractionation facilities would be connected to MarkWest’s extensive processing and NGL pipeline network in Pennsylvania and West Virginia and would provide for the integrated operation of the two largest fractionation complexes in the Northeastern United States.  Under the terms of the Utica joint venture, EMG would fund a majority of the initial capital expenditures required to develop the Utica midstream infrastructure.

•                  Liberty — In February 2012, MarkWest Liberty agreed to expand its Sherwood processing complex by 200 MMcf/d to provide midstream processing and related services for Antero Resources in the liquids-rich area of the Marcellus Shale in northern West Virginia.  When combined with the 200 MMcf/d Sherwood I plant currently under construction, MarkWest Liberty expects to operate 400 MMcf/d of cryogenic processing capacity at its Sherwood complex in 2013. The NGLs recovered at the Sherwood complex will be transported via a newly constructed liquids pipeline to MarkWest Liberty’s fractionation, storage, and marketing complex in Houston, Pennsylvania. While Antero has until July 1, 2012 to finalize its decision of whether to proceed with the additional 200 MMcf/d Sherwood II plant, Antero has publicly stated its intent to move forward with the project.

FINANCIAL RESULTS

Balance Sheet

•                  At December 31, 2011, the Partnership had $113.7 million of cash and cash equivalents in wholly owned subsidiaries and $814.7 million available for borrowing under its $900 million revolving credit facility after consideration of $66.0 million of borrowings outstanding and $19.3 million of outstanding letters of credit.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended December 31, 2011, was $171.0 million, an increase of $36.4 million when compared to $134.6 million for the same period in 2010. This increase is primarily attributable to favorable commodity prices compared to the prior quarter in all of our segments, expanding operations in the Liberty segment, and increased volumes in the Southwest segment.

A reconciliation of operating income before items not allocated to segments to income (loss) before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include gain (loss) on commodity derivative instruments. Realized losses on commodity derivative instruments were $(20.0) million in the fourth quarter of 2011 compared to realized losses of $(19.8) million in the fourth quarter of 2010.

•                  In the fourth quarter of 2011, the Partnership recorded a charge of $35.5 million related to the redemption of a portion of its $500 million of senior notes due 2018. Approximately $3.8 million related to a non-cash write off of the unamortized discount and deferred finance costs and approximately $31.7 million related to the premium and consent fees associated with redeeming the 2018 senior notes. The effect of this refinancing was to extend the maturity of this portion of the Partnership’s long-term debt until 2022 and to reduce the Partnership’s cost of debt capital.

Capital Expenditures

•                  For the three months and year ended December 31, 2011, the Partnership’s portion of capital expenditures was $130.2 million and $652.4 million, respectively. Capital expenditures for the year ended December 31, 2011, include the $230.7 million acquisition of EQT’s Langley processing complex and the partially completed Ranger NGL pipeline.

2012 DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

For 2012, the Partnership forecasts DCF in a range of $440 million to $500 million based on the acquisition of the remaining 49% interest in Liberty; forecasted operational volumes from existing operations and growth capital projects; derivative instruments currently outstanding; a reasonable range of price estimates for crude oil and natural gas; and no acquisitions. The contribution to the Partnership’s 2012 forecasted DCF from the acquisition of the 49 percent interest in MarkWest Liberty remains unchanged from its December 2011 guidance. The midpoint of this range results in approximately 161 percent coverage of the Partnership’s full-year distribution based on current quarterly distributions and common units outstanding.  A sensitivity analysis for forecasted 2012 DCF is provided within the tables of this press release.

The Partnership’s portion of growth capital expenditures for 2012 is forecasted in a range of $900 million to $1.3 billion and maintenance capital for 2012 is forecasted at approximately $20 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Wednesday, February 29, 2012, at 4:00 p.m. Eastern Time to review its fourth quarter 2011 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time. To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the MarkWest website or by dialing (866) 453-2338 (no passcode required).

###

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(in thousands, except per unit data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Statement of Operations Data
Revenue:
Revenue	$424,802	$356,630	$1,534,434	$1,241,563
Derivative loss	(90,889)	(56,639)	(29,035)	(53,932)
Total revenue	333,913	299,991	1,505,399	1,187,631

Operating expenses:
Purchased product costs	184,877	169,508	682,370	578,627
Derivative loss related to purchased product costs	35,094	2,720	52,960	27,713
Facility expenses	49,240	38,183	173,598	151,449
Derivative gain related to facility expenses	(3,609)	(859)	(6,480)	(1,295)
Selling, general and administrative expenses	20,775	20,194	81,229	75,258
Depreciation	39,674	33,831	149,954	123,198
Amortization of intangible assets	10,985	10,254	43,617	40,833
Loss on disposal of property, plant and equipment	4,178	1,033	8,797	3,149
Accretion of asset retirement obligations	256	(45)	1,190	237
Total operating expenses	341,470	274,819	1,187,235	999,169

(Loss) income from operations	(7,557)	25,172	318,164	188,462

Other income (expense):
Earnings (loss) from unconsolidated affiliates	167	45	(1,095)	1,562
Interest income	208	485	422	1,670
Interest expense	(30,595)	(27,903)	(113,631)	(103,873)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,241)	(1,747)	(5,114)	(10,264)
Derivative gain related to interest expense	—	—	—	1,871
Loss on redemption of debt	(35,535)	(46,326)	(78,996)	(46,326)
Miscellaneous income, net	17	60	144	1,189
(Loss) income before provision for income tax	(74,536)	(50,214)	119,894	34,291

Provision for income tax expense (benefit):
Current	9,474	(2,599)	17,578	7,655
Deferred	(22,267)	(4,421)	(3,929)	(4,466)
Total provision for income tax	(12,793)	(7,020)	13,649	3,189

Net (loss) income	(61,743)	(43,194)	106,245	31,102

Net income attributable to non-controlling interest	(12,342)	(10,915)	(45,550)	(30,635)

Net (loss) income attributable to the Partnership	$(74,085)	$(54,109)	$60,695	$467

Net income (loss) attributable to the Partnership’s common unitholders per common unit:
Basic	$(0.87)	$(0.76)	$0.75	$(0.01)
Diluted	$(0.87)	$(0.76)	$0.75	$(0.01)

Weighted average number of outstanding common units:
Basic	85,431	71,440	78,466	70,128
Diluted	85,431	71,440	78,619	70,128

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$83,449	$115,090	$414,698	$312,328
Investing activities	$(188,867)	$(112,287)	$(776,553)	$(485,936)
Financing activities	$63,257	$(33,848)	$411,421	$143,306

Other Financial Data
Distributable cash flow	$88,405	$69,138	$332,796	$241,080
Adjusted EBITDA	$128,167	$88,233	$451,371	$333,115

	December 31, 2011	December 31, 2010
Balance Sheet Data
Working capital	$4,234	$(43,296)
Total assets	4,070,425	3,333,362
Total debt	1,846,062	1,273,434
Total equity	1,502,067	1,458,566

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Southwest
East Texas gathering systems throughput (Mcf/d)	423,100	420,600	423,600	430,300
East Texas natural gas processed (Mcf/d)	235,100	221,600	228,300	233,100
East Texas NGL sales (gallons, in thousands)	63,500	59,500	238,700	245,800

Western Oklahoma gathering system throughput (Mcf/d) (1)	277,500	196,600	237,900	191,100
Western Oklahoma natural gas processed (Mcf/d)	231,700	149,900	175,500	134,700
Western Oklahoma NGL sales (gallons, in thousands)	66,100	40,800	177,200	134,100

Southeast Oklahoma gathering system throughput (Mcf/d)	524,800	513,600	511,900	521,400
Southeast Oklahoma natural gas processed (Mcf/d) (2)	104,200	89,500	103,400	81,600
Southeast Oklahoma NGL sales (gallons, in thousands)	33,000	30,000	125,100	102,300
Arkoma Connector Pipeline throughput (Mcf/d)	346,000	367,200	307,300	375,900

Other Southwest gathering system throughput (Mcf/d) (3)	25,100	37,300	29,900	39,500

Northeast (4)
Natural gas processed (Mcf/d)	320,300	172,100	305,900	188,700
NGLs fractionated (Bbl/d) (5)	17,200	21,600	20,300	20,700

Keep-whole sales (gallons, in thousands)	31,100	31,400	113,800	136,700
Percent-of-proceeds sales (gallons, in thousands)	34,700	32,400	130,300	120,300
Total NGL sales (gallons, in thousands) (6)	65,800	63,800	244,100	257,000

Crude oil transported for a fee (Bbl/d)	9,700	14,100	10,300	12,800

Liberty
Natural gas processed (Mcf/d)	374,800	239,000	323,900	215,700
Gathering system throughput (Mcf/d)	295,600	185,000	245,700	142,200
NGLs fractionated (Bbl/d) (7)	19,200	6,300	11,800	4,200
NGL sales (gallons, in thousands) (8)	77,700	42,500	241,200	119,900

Gulf Coast
Refinery off-gas processed (Mcf/d)	113,700	119,200	113,300	118,600
Liquids fractionated (Bbl/d)	20,800	21,700	21,200	22,500
NGL sales (gallons excluding hydrogen, in thousands)	80,200	83,800	325,700	345,500

(1)	Includes natural gas gathered in Western Oklahoma and from the Granite Wash formation in the Texas Panhandle as management considers this one integrated area of operations.
(2)	The natural gas processing in Southeast Oklahoma is outsourced to Centrahoma, our equity investment, or other third-party processors.
(3)	Excludes lateral pipelines where revenue is not based on throughput.
(4)

Includes throughput from the Kenova, Cobb, Boldman, and Langley processing plants. We acquired the Langley processing plant in February 2011. The volumes reported are the average daily rates for the days of operation.

(5)

Amount includes 200 and 5,400 barrels per day fractionated on behalf of Liberty for the three months ended December 31, 2011, and 2010, respectively and 3,900 barrels per day, and 4,000 barrels per day fractionated for the twelve months ended December, 31 2011, and 2010, respectively. Beginning in the fourth quarter of 2011, Siloam no longer fractionates NGLs on behalf of Liberty due to the operation of Liberty’s fractionation facility that began in September 2011.

(6)

Represents sales at the Siloam fractionator. The total sales exclude approximately 600,000 and 21,000,000 gallons, sold by the Northeast on behalf of Liberty for three months ended December, 31, 2011 and 2010, respectively, and 59,200,000 gallons, and 60,900,000 gallons, sold for the twelve months ended December 31, 2011 and 2010, respectively. These volumes are included as part of NGLs sold at Liberty.

(7)

Amount includes all NGLs that were produced at the Liberty processing facilities and fractionated into purity products at our Liberty fractionation facility. Through August 2011, only propane was recovered at our Liberty facilities. In September 2011, Liberty’s fractionation facility commenced operations and Liberty now has full fractionation capabilities.

(8)

Includes sale of all purity products fractionated at the Liberty facilities and sale of all unfractionated NGLs. Also includes the sale of purity products fractionated and sold at the Siloam facilities on behalf of Liberty.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(in thousands)

Three months ended December 31, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$256,166	$67,197	$80,807	$23,163	$427,333

Operating expenses:
Purchased product costs	133,660	19,085	32,132	—	184,877
Facility expenses	20,706	7,724	12,038	11,336	51,804
Total operating expenses before items not allocated to segments	154,366	26,809	44,170	11,336	236,681

Portion of operating income attributable to non-controlling interests	1,686	—	17,949	—	19,635
Operating income before items not allocated to segments	$100,114	$40,388	$18,688	$11,827	$171,017

Three months ended December 31, 2010	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$186,717	$108,154	$39,557	$22,202	$356,630

Operating expenses:
Purchased product costs	88,111	73,127	8,270	—	169,508
Facility expenses	21,229	4,958	4,907	9,462	40,556
Total operating expenses before items not allocated to segments	109,340	78,085	13,177	9,462	210,064

Portion of operating income attributable to non-controlling interests	1,478	—	10,509	—	11,987
Operating income before items not allocated to segments	$75,899	$30,069	$15,871	$12,740	$134,579

	Three months ended December 31,
	2011	2010
Operating income before items not allocated to segments	$171,017	$134,579
Portion of operating income attributable to non-controlling interests	19,635	11,987
Derivative loss not allocated to segments	(122,374)	(58,500)
Revenue deferral adjustment	(2,531)	—
Compensation expense included in facility expenses not allocated to segments	(290)	(478)
Facility expenses adjustments	2,854	2,851
Selling, general and administrative expenses	(20,775)	(20,194)
Depreciation	(39,674)	(33,831)
Amortization of intangible assets	(10,985)	(10,254)
Loss on disposal of property, plant and equipment	(4,178)	(1,033)
Accretion of asset retirement obligations	(256)	45
(Loss) income from operations	(7,557)	25,172
Other income (expense):
Earnings from unconsolidated affiliates	167	45
Interest income	208	485
Interest expense	(30,595)	(27,903)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,241)	(1,747)
Loss on redemption of debt	(35,535)	(46,326)
Miscellaneous income, net	17	60
Loss before provision for income tax	$(74,536)	$(50,214)

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(in thousands)

Year ended December 31, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$935,513	$268,884	$248,949	$96,473	$1,549,819

Operating expenses:
Purchased product costs	506,911	91,612	83,847	—	682,370
Facility expenses	82,761	27,126	34,913	38,436	183,236
Total operating expenses before items not allocated to segments	589,672	118,738	118,760	38,436	865,606

Portion of operating income attributable to non-controlling interests	5,431	—	63,731	—	69,162
Operating income before items not allocated to segments	$340,410	$150,146	$66,458	$58,037	$615,051

Year ended December 31, 2010	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$665,768	$384,724	$105,911	$85,160	$1,241,563

Operating expenses:
Purchased product costs	308,960	252,827	16,840	—	578,627
Facility expenses	81,772	19,513	24,028	33,337	158,650
Total operating expenses before items not allocated to segments	390,732	272,340	40,868	33,337	737,277

Portion of operating income attributable to non-controlling interests	6,440	—	26,126	—	32,566
Operating income before items not allocated to segments	$268,596	$112,384	$38,917	$51,823	$471,720

	Twelve months ended December 31,
	2011	2010

Operating income before items not allocated to segments	$615,051	$471,720
Portion of operating income attributable to non-controlling interests	69,162	32,566
Derivative loss not allocated to segments	(75,515)	(80,350)
Revenue deferral adjustment	(15,385)	—
Compensation expense included in facility expenses not allocated to segments	(1,781)	(1,890)
Facility expenses adjustments	11,419	9,091
Selling, general and administrative expenses	(81,229)	(75,258)
Depreciation	(149,954)	(123,198)
Amortization of intangible assets	(43,617)	(40,833)
Loss on disposal of property, plant and equipment	(8,797)	(3,149)
Accretion of asset retirement obligations	(1,190)	(237)
Income from operations	318,164	188,462
Other income (expense):
(Loss) earnings from unconsolidated affiliates	(1,095)	1,562
Interest income	422	1,670
Interest expense	(113,631)	(103,873)
Amortization of deferred financing costs and discount (a component of interest expense)	(5,114)	(10,264)
Derivative gain related to interest expense	—	1,871
Loss on redemption of debt	(78,996)	(46,326)
Miscellaneous income, net	144	1,189
Income before provision for income tax	$119,894	$34,291

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net (loss) income	$(61,743)	$(43,194)	$106,245	$31,102
Depreciation, amortization, impairment, and other non-cash operating expenses	55,171	45,151	203,870	167,729
Loss on redemption of debt, net of tax benefit	32,446	42,021	72,064	42,021
Amortization of deferred financing costs and discount	1,241	1,747	5,114	10,264
Non-cash (earnings) loss from unconsolidated affiliate	(167)	(45)	1,095	(1,562)
(Contributions to) distributions from unconsolidated affiliate	(560)	—	(260)	2,508
Non-cash compensation expense	(308)	1,073	3,399	7,529
Non-cash derivative activity	102,391	38,671	(290)	23,889
Provision for income tax - deferred	(22,267)	(4,421)	(3,929)	(4,466)
Cash adjustment for non-controlling interest of consolidated subsidiaries	(18,185)	(11,286)	(64,470)	(30,603)
Revenue deferral adjustment	2,531	—	15,385	—
Other	4,634	2,138	9,171	2,699
Maintenance capital expenditures, net of joint venture partner contributions	(6,779)	(2,717)	(14,598)	(10,030)
Distributable cash flow	$88,405	$69,138	$332,796	$241,080

Maintenance capital expenditures	$7,490	$2,973	$16,067	$10,286
Growth capital expenditures	183,865	81,522	535,214	448,382
Total capital expenditures	191,355	84,495	551,281	458,668
Acquisition	—	—	230,728	—
Total capital expenditures and acquisition	191,355	84,495	782,009	458,668
Joint venture partner contributions	(61,115)	(25,836)	(129,616)	(183,853)
Total capital expenditures and acquisition, net	$130,240	$58,659	$652,393	$274,815

Distributable cash flow	$88,405	$69,138	$332,796	$241,080
Maintenance capital expenditures, net	6,779	2,717	14,598	10,030
Changes in receivables and other assets	(32,268)	4,427	(65,523)	(28,552)
Changes in accounts payable, accrued liabilities and other long-term liabilities	466	20,850	69,838	45,185
Derivative instrument premium payments, net of amortization	1,155	1,689	4,436	3,275
Cash adjustment for non-controlling interest of consolidated subsidiaries	18,185	11,286	64,470	30,603
Other	727	4,983	(5,917)	10,707
Net cash provided by operating activities	$83,449	$115,090	$414,698	$312,328

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net (loss) income	$(61,743)	$(43,194)	$106,245	$31,102
Non-cash compensation expense	(308)	1,073	3,399	7,529
Non-cash derivative activity	102,391	38,671	(290)	24,691
Interest expense (1)	29,634	27,404	109,869	105,181
Depreciation, amortization, impairment, and other non-cash operating expenses	55,171	45,151	203,870	167,729
Loss on redemption of debt	35,535	46,326	78,996	46,326
Provision for income tax	(12,793)	(7,020)	13,649	3,189
Adjustment for cash flow from unconsolidated affiliate	(167)	(45)	1,395	1,044
Adjustment related to non-guarantor, consolidated subsidiaries (2)	(19,068)	(19,691)	(63,887)	(52,322)
Other	(485)	(442)	(1,875)	(1,354)
Adjusted EBITDA	$128,167	$88,233	$451,371	$333,115

(1) Includes derivative activity related to interest expense, amortization of deferred financing costs and discount, and excludes interest expense related to the Steam Methane Reformer.

(2) The non-guarantor subsidiaries, in accordance with Credit Facility covenants, are MarkWest Liberty Midstream & Resources, L.L.C. (Liberty), MarkWest Utica EMG L.L.C., MarkWest Pioneer, L.L.C., Wirth Gathering Partnership, and Bright Star Partnership.  As of Janaury 1, 2012, Liberty is a wholly owned subsidiary but remains a non-guarantor in accordance with the Credit Facility.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

MarkWest periodically estimates the effect on DCF resulting from its commodity risk management program, changes in crude oil and natural gas prices, and the correlation of NGL prices to crude oil.  The table below reflects MarkWest’s estimate of the range of DCF for 2012 and forecasted crude oil and natural gas prices for 2012.  The analysis assumes various combinations of crude oil and natural gas prices as well as three NGL to crude correlation scenarios for all NGLs (C2+), including:

a.               The three-year NGL correlation to crude for 2012.

b.              One standard deviation above the three-year NGL correlation to crude for 2012.

c.               One standard deviation below the three-year NGL correlation to crude for 2012.

The analysis further assumes derivative instruments outstanding as of February 17, 2012, and production volumes estimated through December 31, 2012. The range of stated hypothetical changes in commodity prices considers current and historic market performance.

Estimated Range of 2012 DCF

		Natural Gas Price
Crude Oil Price	Three-year NGL Correlation to Crude	$ 2.00	$ 2.50	$ 3.00	$ 3.50	$ 4.00
	One standard deviation above	$610	$604	$599	$593	$587
$120	Three-year NGL correlation to crude	$533	$527	$521	$516	$510
	One standard deviation below	$458	$452	$446	$441	$435
	One standard deviation above	$585	$579	$573	$568	$562
$110	Three-year NGL correlation to crude	$514	$508	$503	$497	$491
	One standard deviation below	$446	$441	$435	$429	$424
	One standard deviation above	$554	$549	$543	$537	$532
$100	Three-year NGL correlation to crude	$491	$485	$480	$474	$468
	One standard deviation below	$430	$424	$419	$413	$407
	One standard deviation above	$520	$514	$509	$503	$497
$90	Three-year NGL correlation to crude	$465	$459	$453	$448	$442
	One standard deviation below	$409	$404	$398	$392	$387
	One standard deviation above	$489	$483	$478	$472	$466
$80	Three-year NGL correlation to crude	$441	$435	$430	$424	$418
	One standard deviation below	$391	$386	$380	$375	$372

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions MarkWest management may take to mitigate exposure to changes.  Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical prices and correlations do not guarantee future results.

Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, and the correlation between crude oil and NGL prices, may differ from the assumptions utilized in the analysis.  Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis.  All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”